Exhibit 99.1

American Software Reports Preliminary Second Quarter of Fiscal Year 2018 Results

Cloud Services Annual Contract Value Increases 123% for the Quarter

ATLANTA--(BUSINESS WIRE)--November 30, 2017--American Software, Inc. (NASDAQ: AMSWA) today reported preliminary financial results for the second quarter of fiscal year 2018.

Key Second quarter financial highlights:

  Cloud Services Annual Contract Value (ACV) increased approximately 123% to $9.9 million as of the quarter ended October 31, 2017 compared to $4.4 million as of the same period of the prior year. ACV consists of software-as-a-service (SaaS) of $7.2 million, a 210% increase when compared to approximately $2.3 million for the same period last year, and other cloud services of $2.7 million, a 29% increase when compared to $2.1 million for the same period last year.
  Total revenues for the quarter ended October 31, 2017 were $26.3 million, an increase of 1% over the comparable period last year.
  Recurring revenue streams of Maintenance and Cloud Services were 49% of total revenues in the quarter ended October 31, 2017 compared to 45% in the same period of the prior year.
  Maintenance revenues for the quarter ended October 31, 2017 increased 2% to $10.8 million compared to $10.7 million for the same period last year.
  Software license revenues for the quarter ended October 31, 2017 were $2.4 million, a decrease of 22% compared to the same period last year.
  Services and other revenues for the quarter ended October 31, 2017 increased 6% to $13.0 million compared to $12.3 million for the same period last year.
  Operating earnings for the quarter ended October 31, 2017 increased 358% to $3.2 million compared to $0.7 million the same period last year.
  GAAP net earnings for the quarter ended October 31, 2017 increased 502% to $2.5 million or $0.08 per fully diluted share compared to $0.4 million or $0.01 per fully diluted share for the same period last year.
  Adjusted net earnings for the quarter ended October 31, 2017, which excludes non-cash stock-based compensation expense and amortization of acquisition-related intangibles, were $3.0 million or $0.10 per fully diluted share compared to $0.9 million or $0.03 per fully diluted share for the same period last year, which excluded non-cash stock-based compensation expense and amortization of acquisition-related intangibles.
  EBITDA increased by 95% to $4.6 million for the quarter ended October 31, 2017 compared to $2.3 million for the quarter ended October 31, 2016.
  Adjusted EBITDA increased 85% to $5.0 million for the quarter ended October 31, 2017 compared to $2.7 million for the quarter ended October 31, 2016. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense and non-cash stock-based compensation expense.

Key fiscal 2018 year to date financial highlights:

  Total revenues for the six months ended October 31, 2017 decreased by 1% to $53.2 million compared to $53.6 million the same period last year.
  Recurring revenue streams of Maintenance and Cloud Services were 48% of total revenues for the six month period ended October 31, 2017 compared to 43% in the same period of the prior year.
  Maintenance revenues for the six months ended October 31, 2017 were $21.7 million, a 2% increase compared to $21.2 million the same period last year.
  Software license fees for the six month period ended October 31, 2017 decreased by 17% to $6.5 million compared to $7.8 million the same period last year.
  Services and other revenues for the six months ended October 31, 2017 increased 2% to $25.1 million compared to $24.6 million the same period last year.
  For the six months ended October 31, 2017, the Company reported operating earnings of approximately $6.9 million compared to $2.4 million for the same period last year, a 191% increase over the same period last year.
  GAAP net earnings were approximately $5.2 million or $0.17 per fully diluted share for the six months ended October 31, 2017, a 148% increase compared to $2.1 million or $0.07 per fully diluted share for the same period last year.
  EBITDA increased by 77% to $9.6 million for the six months ended October 31, 2017 compared to $5.4 million for the same period last year.
  Adjusted net earnings for the six months ended October 31, 2017, which excludes stock-based compensation expense and amortization of acquisition-related intangibles increased 112% to $6.2 million or $0.20 per fully diluted share, compared to $2.9 million or $0.10 per fully diluted share for the same period last year, which also excluded stock-based compensation expenses and acquisition-related amortization of intangibles.
  Adjusted EBITDA increased 68% to $10.4 million for the six months ended October 31, 2017 compared to $6.2 million for the six months ended October 31, 2016. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense and non-cash stock-based compensation.

The overall financial condition of the Company remains strong, with cash and investments of approximately $91.0 million and no debt as of October 31, 2017. We increased cash and investments by $18.7 million from the same period last year. During the second quarter, the Company paid approximately $3.3 million in shareholder dividends.

“We are pleased with our second quarter fiscal year 2018 results which reflect our continued progress on our strategic plan to transition from a perpetual licensing to a software-as-a-service (SaaS) engagement model for our Logility Voyager Solutions, Demand Solutions and NGC Andromeda platforms,” said Allan Dow, president of American Software. “Consistent with the previous two quarters, the trend towards SaaS subscriptions as a preferred engagement method for new customers is accelerating and is positively highlighted by our 210% growth in SaaS subscription revenue. This transition to SaaS is a positive trend for our customers maximizing the value from our solutions and increases the predictability of revenue and EBITDA for our future financial performance.”

“Earlier this week, we announced Logility’s acquisition of Halo Business Intelligence to accelerate and extend our rollout of advanced analytics, machine learning and artificial intelligence as a part of our entire solution portfolio,” continued Dow. “We will leverage the data science and analytics expertise from Halo to allow customers to quickly identify and visualize new insights and the need to take action which can reduce costs, improve customer service and drive more profitable growth for their businesses.”

Additional highlights for the second quarter of fiscal 2018 include:

Customers & Channels

  Notable new and existing customers placing orders with the Company in the second quarter include: Bericap Holding, Canada Goose, Crown Bolt, Delta Apparel, Ficosota Ltd., Gardner-White Furniture, Haggar Clothing Co., New Era Cap Co., Randa, and Scott Specialties.
  During the quarter, software license and/or SaaS subscription agreements were signed with customers located in the following 14 countries: Australia, Belgium, Bulgaria, Canada, Finland, Germany, Ireland, Mexico, Netherlands, South Africa, Sweden, United Kingdom, United States, and Uruguay.
  Logility, a wholly-owned subsidiary of the Company, announced Hunkemöller, a ladies fashion retailer with more than 800 stores in 23 countries, selected Logility Voyager Solutions™ to support its growing omni-channel operations. Logility will help the retailer improve full price sell-through, increase net margin performance, and automate its allocation and replenishment process.
  Demand Management, Inc., a wholly-owned subsidiary of Logility, announced that Handi-Craft Company, the manufacturer and distributor of Dr. Brown’s Natural Flow baby bottles, chose Demand Solutions DSX SaaS to support its supply chain planning transformation. The addition of Demand Solutions DSX SaaS will help Handi-Craft manage their rapid growth and better prepare for both planned and unplanned events across its operations.
  Demand Management announced Manufacture de Panneaux Bois du Sud (MPBS), a leading paper and forest products company, is live on the Demand Solutions DSX supply chain planning platform. To support its growth, MPBS turned to Demand Management to minimize its manual, spreadsheet-based processes and enable employees to focus on more strategic activities aligned with corporate goals.
  Demand Management announced that Joanna George, senior manager of global demand planning and processes at Siemens Healthineers, was honored with the 2016 Ventana Research Business Technology Leadership Award in Service and Supply Chain Excellence. The award was in recognition of Siemens Healthineers’ successful implementation of Demand Management’s supply chain planning solution to improve forecast accuracy, lower inventory and improve cash flow.
  NGC Software, a wholly-owned subsidiary of the Company, announced that Byer California, the creators of on-trend, affordable clothes for young women, implemented NGC’s PLM. Byer California has improved workflow and standardized product development with NGC’s solution, providing complete visibility and control from concept to delivery.
  Logility invited attendees of the IBF Business Planning, Forecasting & S&OP Conference to attend the session, Walking on a Planning Journey: LaCrosse Footwear’s Road to Forecasting Maturity. The conference took place October 24 – 27, 2017 in Orlando, FL.
  Logility announced its participation in four thought leadership sessions at the CSCMP 2017 EDGE Conference & Exhibition. Highlights of the sessions include Sensient Technologies discussing the importance of visibility as well as Vitalize presenting on the supply chain challenges of being a pure-play online retailer. The four-day global event took place in Atlanta, GA, September 24 – 27, 2017.

Company & Technology

  Logility announced the company was named a leader in Gartner’s 2017 Magic Quadrant for Retail Assortment Management Applications. Logility Voyager Solutions’ advanced retail planning and optimization platform helps retailers deliver a unified retail commerce experience by breaking down silos to automate merchandise, assortment, allocation, and replenishment.
  Logility and Demand Management were both selected as a SupplyChainBrain 100 Great Supply Chain Partner. This marked the 12th selection for Logility. The award is based on a poll in which supply chain professionals were asked to identify software solution and service providers that made a significant impact on their company’s efficiency, customer service and overall supply chain performance.
  Logility hosted the webcast, How to Drive Value and Optimize Inventory Investments, which featured Sean Willems, Ph.D., chief scientist, Logility and Haslam Chair in Supply Chain Analytics, University of Tennessee, and Karin Bursa, executive vice president, Logility. The event, sponsored by Logility and CSCMP Supply Chain Quarterly, took place Wednesday, September 13, 2017 at 11:00 a.m. ET and is available on demand from the Logility website library.
  Supply & Demand Chain Executive Magazine named Logility, Demand Management, and NGC Software to its 2017 listing of the Supply & Demand Chain Executive 100. The 2017 Supply & Demand Chain Executive 100 spotlights the industry’s most successful and transformational projects that deliver value to enterprises across a range of supply chain functions. These supply chain projects offer a forward-looking perspective for the industry on new opportunities designed to drive operational success.

About American Software, Inc.

Atlanta-based American Software, Inc. (NASDAQ: AMSWA) provides demand-driven supply chain management and enterprise software solutions, backed by more than 40 years of industry experience, that drive value for companies regardless of market conditions. Logility, Inc., a wholly-owned subsidiary of American Software, is a leading provider of collaborative supply chain optimization and advanced retail planning solutions that help medium, large, and Fortune 500 companies realize substantial bottom-line results in record time. Logility Voyager Solutions™ is a complete supply chain and retail optimization solution suite that features an advanced analytics architecture and provides supply chain visibility; demand, inventory and replenishment planning; Sales and Operations Planning (S&OP); Integrated Business Planning (IBP), supply and inventory optimization; manufacturing planning and scheduling; retail merchandise and assortment planning and allocation; and transportation planning and management. Logility customers include Abercrombie & Fitch, Big Lots, Parker Hannifin, Verizon Wireless, and VF Corporation. Demand Management, Inc., a wholly-owned subsidiary of Logility, delivers affordable, easy-to-use software-as-a-service (SaaS) supply chain solutions for manufacturers and distributors designed to increase forecast accuracy, improve customer service levels, and reduce overall inventory to maximize profits and lower costs. Demand Solutions DSX offers demand planning, collaborative forecasting, inventory planning, production planning and scheduling, S&OP and IBP. Demand Management serves customers such as Siemens Healthcare, AutomationDirect.com, and Newfoundland Labrador Liquor Corporation. New Generation Computing® (NGC®), a wholly-owned subsidiary of American Software, is a leading provider of PLM, supply chain management, quality, and compliance software and services for brand owners, retailers and consumer products companies. NGC customers include A|X Armani Exchange, Billabong, Carter’s, Destination XL, Hugo Boss, Jos. A. Bank, Marchon Eyewear, Spanx, Swatfame and many others. For more information about American Software, named one of the 100 Most Trustworthy Companies in America by Forbes Magazine, please visit www.amsoftware.com, call (800) 726-2946 or email: ask@amsoftware.com.

Operating and Non-GAAP Financial Measures

The Company includes operating measures (ACV) and other non-GAAP financial measures (EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share) in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP-compliant financial information and may be different from the operating or non-GAAP financial information used by other companies. The Company believes that this presentation of ACV, EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations. ACV is a forward-looking operating measure used by management to better understand cloud services (SaaS and other related cloud services) revenue trends within the Company’s business as it reflects the Company’s current estimate of revenue to be generated under the existing client contracts in the forward 12-month period. EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, and income tax expense. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax expense and non-cash stock-based compensation expense. A reconciliation of these non-GAAP financial measures to their nearest U.S. GAAP measure appears in the accompanying financial tables.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services, including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the Company’s ability to satisfy in a timely manner all SEC required filings and the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under that Section; the challenges and risks associated with integration of acquired product lines and companies; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues. For further information about risks the Company could experience as well as other information, please refer to the Company's current Form 10-K and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact: Vincent C. Klinges, Chief Financial Officer, American Software, Inc., (404) 264-5477 or fax: (404) 237-8868.

Logility is a registered trademark and Logility Voyager Solutions is a trademark of Logility, Inc.; Demand Solutions is a registered trademark of Demand Management, Inc.; and NGC and New Generation Computing are registered trademarks of New Generation Computing, Inc. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

AMERICAN SOFTWARE, INC.
Consolidated Statements of Operations Information
(In thousands, except per share data, unaudited)

	Second Quarter Ended			Six Months Ended
	October 31,			October 31,
	2017	2016	Pct Chg.	2017	2016	Pct Chg.
Revenues:
License	$2,449	$3,140	(22%)	$6,464	$7,767	(17%)
Services & other	13,049	12,349	6%	25,091	24,570	2%
Maintenance	10,839	10,657	2%	21,667	21,242	2%
Total Revenues	26,337	26,146	1%	53,222	53,579	(1%)

Cost of Revenues:
License	1,848	1,606	15%	3,355	3,429	(2%)
Services & other	8,195	9,044	(9%)	16,122	18,097	(11%)
Maintenance	2,288	2,478	(8%)	4,515	5,239	(14%)
Total Cost of Revenues	12,331	13,128	(6%)	23,992	26,765	(10%)
Gross Margin	14,006	13,018	8%	29,230	26,814	9%
Operating expenses:
Research and development	3,976	4,138	(4%)	7,768	7,874	(1%)
Less: capitalized development	(1,333)	(969)	38%	(2,617)	(1,605)	63%
Sales and marketing	4,437	5,202	(15%)	9,670	10,672	(9%)
General and administrative	3,616	3,671	(1%)	7,131	7,182	(1%)
Provision for doubtful accounts	-	19	(100%)	24	19	26%
Amortization of acquisition-related intangibles	68	249	(73%)	391	317	23%

Total Operating Expenses	10,764	12,310	(13%)	22,367	24,459	(9%)
Operating Earnings	3,242	708	358%	6,863	2,355	191%
Interest Income & Other, Net	676	(167)	nm	1,275	493	159%
Earnings Before Income Taxes	3,918	541	624%	8,138	2,848	186%
Income Tax Expense	1,438	129	1015%	2,933	748	292%
Net Earnings	$2,480	$412	502%	$5,205	$2,100	148%
Earnings per common share: (1)
Basic	$0.08	$0.01	700%	$0.17	$0.07	143%
Diluted	$0.08	$0.01	700%	$0.17	$0.07	143%

Weighted average number of common shares outstanding:
Basic	29,906	29,135		29,788	29,037
Diluted	30,229	29,548		30,110	29,398

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AMERICAN SOFTWARE, INC.
NON-GAAP MEASURES OF PERFORMANCE
(In thousands, except per share data, unaudited)

	Second Quarter Ended			Six Months Ended
	October 31,			October 31,
	2017	2016	Pct Chg.	2017	2016	Pct Chg.
NON-GAAP EBITDA:
Net Earnings (GAAP Basis)	$2,480	$412	502%	$5,205	$2,100	148%
Income Tax Expense	1,438	129	1015%	2,933	748	292%
Interest Income & Other, Net	(676)	167	nm	(1,275)	(493)	159%
Amortization of intangibles	1,201	1,393	(14%)	2,466	2,605	(5%)
Depreciation	120	244	(51%)	239	438	(45%)
EBITDA (earnings before interest, taxes, depreciation and amortization)	4,563	2,345	95%	9,568	5,398	77%

Stock-based compensation	477	381	25%	793	778	2%
Adjusted EBITDA	$5,040	$2,726	85%	$10,361	$6,176	68%

EBITDA, as a percentage of revenues	17%	9%		18%	10%

Adjusted EBITDA, as a percentage of revenues	19%	10%		19%	12%

	Second Quarter Ended			Six Months Ended
	October 31,			October 31,
	2017	2016	Pct Chg.	2017	2016	Pct Chg.
NON-GAAP EARNINGS PER SHARE:
Net Earnings (GAAP Basis)	$2,480	$412	502%	$5,205	$2,100	148%
Amortization of acquisition-related intangibles (2)	196	190	3%	450	234	92%
Stock-based compensation (2)	302	290	4%	508	574	(11%)
Adjusted Net Earnings	$2,978	$892	234%	$6,163	$2,908	112%

Adjusted non-GAAP diluted earnings per share	$0.10	$0.03	233%	$0.20	$0.10	100%

(1) - Basic per share amounts are the same for Class A and Class B shares. Diluted per share amounts for Class A shares are shown above. Diluted per share for Class B shares under the two-class method are $0.08 and $0.17 for the three and six months ended October 31, 2017, respectively. Diluted per share for Class B shares under the two-class method are $0.01 and $0.07 for the three and six months ended October 31, 2016, respectively.

(2) - Tax affected using the effective tax rate for the three and six months period ended October 31, 2017 and 2016.

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AMERICAN SOFTWARE, INC.
Consolidated Balance Sheet Information
(In thousands)
(Unaudited)

	October 31,	April 30,
	2017	2017

Cash and Cash Equivalents	$61,242	$66,001
Short-term Investments	19,221	19,332
Accounts Receivable:
Billed	14,126	17,060
Unbilled	2,502	2,811
Total Accounts Receivable, net	16,628	19,871
Prepaids & Other	5,708	4,322
Current Assets	102,799	109,526

Investments - Non-current	10,552	4,455

PP&E, net	2,027	2,055
Capitalized Software, net	9,469	8,614
Goodwill	19,549	19,549
Other Intangibles, net	2,695	3,399
Other Non-current Assets	1,547	1,176
Total Assets	$148,638	$148,774

Accounts Payable	$1,326	$1,541
Accrued Compensation and Related costs	3,706	3,329
Dividend Payable	3,313	3,259
Other Current Liabilities	2,277	5,171
Deferred Revenues - Current	27,291	29,437
Current Liabilities	37,913	42,737

Deferred Revenues - Non-current	651	214
Deferred Tax Liability - Non-current	2,755	1,994
Other Long-term Liabilities	74	79
Long-term Liabilities	3,480	2,287

Total Liabilities	41,393	45,024

Shareholders' Equity	107,245	103,750

Total Liabilities & Shareholders' Equity	$148,638	$148,774

AMERICAN SOFTWARE, INC.
Condensed Consolidated Cashflow Information
(In thousands)
(Unaudited)

	Six Months Ended
	October 31,
	2017	2016

Net cash provided by operating activities	$520	$9,635

Capitalized computer software development costs	(2,617)	(1,606)
Purchases of property and equipment, net of disposals	(212)	(329)
Purchase of business, net of cash acquired	-	(4,441)

Net cash used in investing activities	(2,829)	(6,376)

Dividends paid	(6,529)	(6,097)
Payment for accrued acquisition consideration	-	(200)
Proceeds from exercise of stock options	4,079	2,203

Net cash used in financing activities	(2,450)	(4,094)

Net change in cash and cash equivalents	(4,759)	(835)
Cash and cash equivalents at beginning of period	66,001	49,004

Cash and cash equivalents at end of period	$61,242	$48,169

CONTACT:
American Software, Inc.
Vincent C. Klinges, 404-264-5477
Chief Financial Officer